SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: November 15, 2000


                    NEW ENGLAND POWER COMPANY

        (exact name of registrant as specified in charter)


Massachusetts              1-6564              04-1663070
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)          Identification No.)
incorporation)




       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)

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Item 5.  Other Events
---------------------
                         New England Power Company (the Company) has a 22.5% ownership interest in the Vermont Yankee Nuclear Power
  Corporation (Vermont Yankee).  In November 1999, Vermont
  Yankee entered into an agreement with AmerGen Energy Company
  (AmerGen), a joint venture between PECO Energy and British
  Energy, to sell the assets of Vermont Yankee. The sale was pending due to the need for several regulatory approvals. On
  November 15, 2000, the Vermont Yankee Board of Directors approved revised terms for the sale of Vermont Yankee assets to AmerGen.

     Under the revised terms the net present value of the sale has improved by a total of approximately $9 million for the Company assuming a June 2001 closing date. These improvements are reflected through a higher purchase price, reduced buyout costs and a shifting of additional decommissioning costs from Vermont Yankee's current owners to AmerGen. Under the terms of the agreement, after a Vermont Yankee contribution toward the plant's decommissioning trust fund, AmerGen would take over the fund and assume responsibility for the actual cost of decommissioning the plant. Under the revised terms, the Company's contribution to the fund would be reduced by approximately $4 million. As under the original offer, the Company had to continue to purchase the output of the Vermont Yankee plant or buy out of the obligation. The Company will buy out of its obligation, requiring future payments which would be recovered through the Company's CTC. The sale is contingent upon regulatory approvals by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, the Vermont Public Service Board, the Nuclear Regulatory Commission, and the Federal Energy Regulatory Commission.

                          SIGNATURE

     Pursuant to the requirements of the Securities Exchange
  Act of 1934, the registrant has duly caused this Current
  Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                           NEW ENGLAND POWER COMPANY

                            s/Cheryl A. LaFleur

                            By
                               Cheryl A. LaFleur
                               Vice President


  Date:   November 21, 2000